May 9, 2001





Delta Apparel, Inc.
2750 Premiere Parkway
Suite 100
Duluth, Georgia 30097

RE:  Registration  Statement  on Form  S-8 of  Common  Stock  Subject  to  Delta
     Apparel, Inc. 2000 Stock Option Plan and Delta Apparel, Inc. Incentive Stock Award Plan

Ladies and Gentlemen:

         The opinion set forth below is rendered with respect to the 700,000 shares, par value $0.01 per share, of common stock of Delta Apparel, Inc., a Georgia corporation (the "Company"), that will be registered with the Securities and Exchange Commission by the above-referenced Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended, in connection with the Delta Apparel, Inc. 2000 Stock Option Plan and the Delta Apparel, Inc. Incentive Stock Award Plan (the "Plans"). We have examined the Company's Articles of Incorporation, and all amendments thereto, the Company's By-Laws, as amended, and reviewed the records of the Company's corporate proceedings. We have made such other investigation of law and fact as we have deemed necessary in order to enable us to render this opinion. With respect to matters of fact, we have relied upon information provided to us by the Company without further investigation. With respect to all examined documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies and the accuracy and completeness of the information contained therein.

         Based on the foregoing and subject to the comments, limitations and qualifications set forth below, we are of the opinion that upon satisfaction of the vesting and other conditions set forth in the Plan and in the applicable stock option agreement or letter, shares of the Company's common stock covered by the above-referenced Registration Statement that are issued after the date hereof under and in compliance with the terms of the Plan will be legally issued, fully paid and non-assessable. This opinion is limited to matters governed by the laws of the State of Georgia in force on the date of this letter. We express no opinion with regard to any matter that may be (or which purports to be) governed by the laws of any other state or jurisdiction. In addition, we express no opinion with respect to any matter arising under or governed by the Georgia Securities Act of 1973.

         This opinion is rendered as of the date of this letter and applies only to the matters specifically covered by this opinion, and we disclaim any continuing responsibility for matters occurring after the date of this letter.

         This opinion is rendered solely for your benefit in connection with the Registration Statement on Form S-8 respecting shares of the Company's common stock to be issued under the Plans and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent.

         We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 respecting shares of the Company's common stock to be issued under the Plan.

                                       Very Truly Yours,

                                       WYCHE, BURGESS, FREEMAN & PARHAM, P.A.


                                       By:  /s/ James I. Warren, III
                                       ------------------------------------
                                       James I. Warren, III